Exhibit 10 - Press Release
CMG Holdings Group, Inc. Announces the Completion of their Share Exchange with AudioEye Acquisition Corporation regarding AudioEye, Inc. and Elimination of Corporate Debt.

MIAMI, FL August 20, 2012 /PRNewswire/ -- CMG Holdings Group, Inc. (CMGO) (OTCQB:CMGO.PK) (www.cmgholdingsinc.com), a full service marketing communications holding company operating across the sectors of digital media, alternative advertising, social media, event marketing and commercial rights, is providing the following updates regarding the completion of their share exchange regarding their amended master agreement, elimination of corporate debt and corporate spin-off of AudioEye, Inc. (www.audioeye.com).

On August 17, 2012, CMG Holdings Group, Inc. and AudioEye Acquisition Corporation finalized and completed their Share Exchange pursuant to their Amended Master Agreement of April 5, 2012. The completion of the Share Exchange allows for the payment by AudioEye Acquisition Corporation of the outstanding Senior Secured Convertible Extendable Notes and to cause the release of the notes and security therefore. Additionally, pursuant to the Amended Master Agreement:

•	CMG Holdings Group, Inc. will retain 15% of the capital stock of AudioEye, Inc. subject to transfer restrictions in accordance with the provisions of the Master Agreement.

•	CMG Holdings Group, Inc. will distribute to its shareholders, in the form of a dividend, 5% of the capital stock of AudioEye, Inc. in accordance with the provisions of the Master Agreement.

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AudioEye, Inc. has finalized a Royalty Agreement with the CMG Holding Group, Inc. to pay to CMGO 10% of cash received from income earned, settlements or judgments directly resulting from the AudioEye Inc. patent enforcement and licensing strategy whether received by, AudioEye, Inc. or any of its affiliates, net of any direct costs or tax implications incurred in pursuit of such strategy pertaining to the patents as fully described in the Master Agreement.

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AudioEye, Inc. has finalized a Consulting Services Agreement with CMG Holdings Group, Inc. whereby CMGO will receive a commission of not less than 7.5% of all revenues received by AudioEye, Inc. after the closing date from all business, clients or other sources of revenue procured by CMGO or its employees, officers or subsidiaries and directed to AudioEye, Inc. and 10% of net revenues obtained from a third party described in the agreement.

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AudioEye, Inc. has finalized the release of the obligations of CMG Holdings Group, Inc. under the Senior Secured Convertible Extendable Notes pursuant to a novation or other form of release of such obligation which shall include a termination of any security interest on any post Spin Off assets of CMGO

“On August 17, 2012, CMG Holdings Group, Inc. finalized our Amended Master Agreement with AudioEye Acquisition Corporation regarding the share exchange and corporate spin-off of AudioEye, Inc.  CMGO also finalized the Option, Note Purchase and Note Modification Agreement between AudioEye Acquisition Corporation and CMGO Investors LLC, related to the Company’s amendment of its June 22, 2011 Master agreement with AudioEye Acquisition Corporation.” said Jim Ennis, the CMGO’s Chief Operating Officer.  “We are pleased to finalize this agreement and believe this transaction enhances the values for AudioEye, Inc., for our Company, and for our shareholders, in the form of a dividend, which is 5% of the capital stock of AudioEye, Inc.”

The company anticipates providing additional updates regarding the distribution to its shareholders, in the form of a dividend, of the 5% capital stock of AudioEye, Inc. in accordance with provisions of the Master Agreement. For complete details of the Company’s filings regarding the complete terms of these agreements, please refer to CMG Holdings Group, Inc.’s 8-K filed with the SEC on June 24, 2011, April 27, 2012, May 3, 2012, June 1, 2012, August 1, 2012, August 7, 2012 and August 17, 2012. For complete details of the AudioEye, Inc. filings regarding the registration statements, please refer to AudioEye, Inc.’s S-1 and S-1/A filed with the SEC on October 21, 2011, October 24, 2011, January 3, 2012, February 10, 2012 and February 13, 2012

Companies or individuals interested in learning more about CMG Holdings Group, Inc., our subsidiaries or AudioEye, Inc., please contact Jim Ennis at Jennis@CreativeManagementGroup.com  or visit the following websites: www.cmgholdingsinc.com, www.experientialagency.com, www.xasocial.com, www.audioeye.com.

About CMG Holdings Group, Inc. (CMGO):

CMG Holdings Group, Inc. is a full service marketing and communications holding company. CMGO's mission is to build a national platform of exceptional companies that deliver solutions in the areas of alternative advertising, social media marketing services, event management and commercial rights. CMGO is seeking to expand its national presence via its acquired companies, capitalizing on their intellectual properties, patents, sales and marketing, new product development and continued operations via economic recovery. CMGO owns and operates wholly-owned subsidiaries, XA, The Experiential Agency, Inc. and Audio Eye, Inc.

For more information, please visit: www.cmgholdingsinc.com

About XA, The Experiential Agency, Inc. (XA):

XA, The Experiential Agency, Inc. is a wholly-owned subsidiary of CMG Holdings Group Inc. and has offices in Chicago and New York from which it provides corporations and highly visible brands with comprehensive event marketing, design, public relations and production services. The XA brand has a 20 year history and its team has been the creative force behind prestigious, national projects for such clients as NBC Universal, Unicef, Harrah's Entertainment, Conde Nast, McDonalds, W Hotels, Emirates Airline and Ritz Carlton.

For more information please visit: www.experientialagency.com

About XA Social:

XA Social is part of the XA consolidated platform and excels in social media strategy; from a social media 101 seminar, to advising and monitoring, overall management and ROI. XA Social believes social media is not a fad, but rather an extension of good public relations that is here to stay. XA Social creates lasting connections between consumers and brands in order to engage in two way communication. XA Social helps clients build their brands through innovative and authentic social media tactics and aids in creating environments of conversation and engaging relevant consumers with brands through personal interactions.

For more information please visit: www.xasocial.com

About AudioEye, Inc. (AudioEye):

AudioEye, Inc., founded in 2003, is a wholly-owned subsidiary of CMG Holdings Group Inc. with offices in Tucson and Chicago. AudioEye has developed patented, Internet content publication and distribution software enabling conversion of any media into accessible formats and allowing for real time distribution to end users on any Internet connected device. Audio Eye is focused on creating better and more comprehensive access to Internet, print, broadcast and other media to all people regardless of their network connection, device, location, or any disabilities or disadvantages an individual may have. Audio Eye solutions include comprehensive E-Learning and E-Commerce systems as well as a variety of Internet publishing products and services that enable customers to create and deliver accessible, highly scalable web-based applications.

For more information please visit: www.audioeye.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, when used in the preceding discussion, the words 'believes,' 'expects,' 'intends,' 'will,' 'anticipates,' or 'may,' and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the company's industry and general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K; its quarterly reports on Forms 10-Q; and any reports on Form 8-K. CMG Holdings Group, Inc. (OTCQB:CMGO.PK) takes no obligation to update or correct forward-looking statements and also takes no obligation to update or correct information prepared by third parties that is not paid for by the Company.

Contact:

Jim Ennis

CMG Holdings Group Inc.

5601 Biscayne Boulevard

Miami, FL 33137

305-751-0588

Jennis@CreativeManagementGroup.com